EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:
Tuesday May 4, 2010	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
FIRST QUARTER 2010 OPERATING RESULTS
LEWIS CENTER, Ohio, May 4, 2010 — DCB Financial Corp, (OTC Bulletin Board DCBF) today announced first quarter 2010 results. DCBF reported a loss of $888 thousand or $0.24 per basic and diluted share for the three months ended March 31, 2010, an improvement over the $1.07 million loss, or $0.29 per basic and diluted share reported for the same quarter of 2009.
Commenting on the first quarter results, President and Chief Executive Officer Jeffrey T. Benton said, “While an improvement over a year ago, the first quarter results highlight the ongoing challenges facing the industry and The Bank. In the first quarter of 2010, we increased the allowance for loan losses by over $800 thousand as our commercial loan customers continue to experience economic distress. We also wrote down our collateralized-debt obligations by an additional $1.0 million. These two items caused the loss. On the positive side, net interest income grew by $217 thousand and our net interest margin improved to 3.63% in the first quarter of 2010 from 3.39% in the same quarter in 2009. Our core deposits grew very well. Loan balances declined due to discontinued portfolios and reduced activity. Our allowance for loan losses increased to 2.35% of total loans from 1.37% one year earlier. Charge-offs were less than half of the first quarter of 2009. We continue to make progress on problem credits but still face significant challenges that take time to resolve, as do many others in the banking industry.”
Net Interest Income
Net interest income increased to $5.5 million for the three months ended March 31, 2010 from $5.3 million for the same period in 2009. Loan originations remained sluggish during the first quarter and The Bank continued to experience run off in the indirect auto, residential mortgage and investment property portfolios. Other loan portfolios remained stable or increased slightly. The Bank experienced strong growth in key core deposit product categories and was able to re-price those deposits on a year to year comparison, which helped reduce overall funding costs. The Bank still holds substantial cash like balances, which provide the necessary liquidity for The Bank’s funding needs.
Noninterest Income
Total noninterest income decreased $962 thousand, or 68.8%, for the three months ended March 31, 2010, compared to the same period in 2009. The decrease was primarily attributable to a $1.03 million write down related to other than temporarily impaired securities during the quarter, offset by a decline in losses on sales of foreclosed properties compared to the same period in 2009. The securities were written down to reflect the reduced interest and principal payments that management expects to receive, as economic conditions have negatively affected these instruments’ underlying issuers.
Noninterest Expense
Total noninterest expense increased $413 thousand, or 8.1%, for the three months ended March 31, 2010, compared to the same period in 2009. The increase was the result of increases in professional services, salaries and employee benefits and Federal deposit insurance premiums. Professional services increased primarily due to external consulting services associated with the Corporation’s regulatory obligations and filings and loan workout activities, which were offset by a reduction in occupancy expenses for the quarter, compared to 2009.

Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $688,235 at March 31, 2010, compared to $675,022 at December 31, 2009, an increase of $13,213, or 2.0%. Cash and cash equivalents increased from $41,453 at December 31, 2009 to $65,500 at March 31, 2010. Total securities increased slightly from $95,852 at December 31, 2009 to $96,127 at March 31, 2010. The mortgage-backed securities portfolio, totaling $37,765 at March 31, 2010, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The Corporation held no structured notes during any period presented. The increase in cash equivalents and securities balances is attributed to the shift of excess funds from loans and deposit growth into investments due to slower loan demand.
Total loans, including loans held for sale, decreased $8,884, or 1.8%, from $491,924 at December 31, 2009 to $483,040 at March 31, 2010. The Company continues to experience a decline in loan balances due to reduced activity in our primary markets, tightened underwriting and planned portfolio runoff. Retail loan balances including credit card and home equity loans experienced slight growth. Management continues with its planned reduction of the Bank’s indirect and investment property portfolios.
Total deposits increased $16,718, or 3.0%, from $557,455 at December 31, 2009 to $574,173 at March 31, 2010. Deposit growth stems primarily from increased CDARS balances, which provide increased levels of FDIC insurance coverage for certificate of deposits. The Bank had approximately $166,000 in CDARS deposits outstanding at March 31, 2010. Noninterest-bearing deposits increased $827, or 1.4%, and interest bearing deposits increased $15,891, or 3.2% during the quarter ended March 31, 2010. The Corporation utilizes a variety of alternative funding sources due to competitive challenges within its primary market. Total borrowings decreased $3,391 during the three months ended March 31, 2010, from $66,159 at December 31, 2009.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $1,961 for the three months ended March 31, 2010, compared to $3,435 for the same period in 2009, a decline of $1,474, or 42.9%, respectively. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during 2010 was attributed to the continued economic conditions that affected the Columbus investment property and commercial loan portfolios. Non-accrual loans at March 31, 2010 increased to $15,160 from $11,275 at December 31, 2009. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Delinquent loans over thirty days increased to 3.84% of total loans at March 31, 2010 from 1.92% at March 31, 2009, and again are mainly attributed to the real estate investment and commercial portfolios. Delinquent loans over thirty days increased slightly from 3.0% at December 31, 2009. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified. Net charge-offs for the three months ended March 31, 2010 decreased to $1,126, compared to $2,552 for the three months ended March 31, 2009. Annualized net charge-offs for the three months ended March 31, 2010 were 0.9% compared to 2.0% for the quarter ending March 31, 2009. The allowance for loan losses was $11,314, or 2.35% of total loans at March 31, 2010, compared to $7,020, or 1.37% of total loans at March 31, 2009. Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
May 4, 2010 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Cash and due from financial institutions	$11,475	$10,082
Interest bearing deposits	54,025	26,371
Federal funds sold and overnight investments	—	5,000

Total cash and cash equivalents	65,500	41,453
Securities available for sale	94,455	94,100
Securities held to maturity	1,672	1,752

Total securities	96,127	95,852
Loans held for sale, at lower of cost or fair value	2,313	2,442
Loans	480,727	489,482
Less allowance for loan losses	(11,314)	(10,479)

Net loans	469,413	479,003
Real estate owned	4,166	4,912
Investment in FHLB stock	3,754	3,773
Premises and equipment, net	14,052	14,435
Investment in unconsolidated affiliates	1,434	1,439
Bank-owned life insurance	16,493	16,326
Deferred federal income taxes	6,066	5,239
Accrued interest receivable and other assets	8,917	10,148

Total assets	$688,235	$675,022

LIABILITIES
Deposits
Noninterest-bearing	$61,329	$60,502
Interest-bearing	512,844	496,953

Total deposits	574,173	557,455
Federal funds purchased and other short-term borrowings	1,261	3,011
Federal Home Loan Bank advances	61,507	63,148
Accrued interest payable and other liabilities	2,068	2,065

Total liabilities	639,009	625,679

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	59,325	60,213
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive loss	(390)	(1,161)

Total shareholders’ equity	49,226	49,343

Total liabilities and shareholders’ equity	$688,235	$675,022

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Interest and dividend income
Loans	$6,456	$7,104
Taxable securities	722	1,027
Tax-exempt securities	199	274
Federal funds sold and other	18	77

Total interest income	7,395	8,482

Interest expense
Deposits	1,210	2,295
Borrowings	691	910

Total interest expense	1,901	3,205

Net interest income	5,494	5,277
Provision for loan losses	1,961	3,435

Net interest income after provision for loan losses	3,533	1,842

Noninterest income
Service charges on deposit accounts	605	598
Trust department income	225	236
Net gain (loss) on sales of assets	98	(25)
Gains on sale of loans	29	51
Treasury management fees	130	135
Data processing servicing fees	132	135
Earnings on bank owned life insurance	167	167
Total other-than-temporary impairment losses	(80)	—
Portion of loss recognized in (reclassified from) other comprehensive income (before taxes)	(950)	—

Net impairment losses recognized in income	(1,030)	—
Other	80	101

Total noninterest income	436	1,398

Noninterest expense
Salaries and other employee benefits	2,624	2,524
Occupancy and equipment	1,030	1,067
Professional services	307	163
Advertising	74	91
Postage, freight and courier	87	85
Supplies	30	77
State franchise taxes	152	169
Federal deposit insurance premiums	396	160
Other	788	739

Total noninterest expense	5,488	5,075

Loss before income tax credits	(1,519)	(1,835)
Income tax credits	(631)	(764)

Net loss	$(888)	$(1,071)

Basic and diluted loss per common share	$(0.24)	$(0.29)

Dividends per share	$—	$0.02

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/10	3/31/09

Key Financial Information
Net interest income	$5,494	$5,277
Provision for loan losses	$1,961	$3,435
Non-interest income	$436	$1,398
Non-interest expense	$5,488	$5,075
Net loss	$(888)	$(1,071)
Loan balances (average)	$487,095	$517,878
Deposit balances (average)	$562,259	$578,554
Non-accrual loans	$15,160	$5,857
Loans 90 days past due and accruing	$1,252	$1,045
Basic loss per common share	$(0.24)	$(0.29)
Diluted loss per common share	$(0.24)	$(0.29)
Weighted Average Shares Outstanding (000):
Basic	3,717	3,717
Diluted	3,717	3,717

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	Three Months Ended
	3/31/10	3/31/09

Key ratios
Return on average assets	(0.53)%	(0.60)%
Return on average shareholders’ equity	(7.27)%	(7.81)%
Annualized non-interest expense to average assets	3.30%	2.82%
Efficiency ratio	92.55%	76.03%
Net interest margin (fully taxable equivalent)	3.63%	3.39%
Equity to assets at period end	7.15%	7.53%
Allowance for loan losses as a percentage of period-end loans	2.35%	1.37%
Total allowance for losses on loans to non-accrual loans	74.63%	119.86%
Net charge-offs (annualized) as a percent of average loans	0.94%	2.00%
Non-accrual loans to total loans (net)	3.23%	1.15%
Delinquent loans (30+ days)	3.84%	1.92%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2009 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.